UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed  by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

Magellan Midstream Partners, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

The following was made available to employees of Magellan Midstream Partners, L.P. (NYSE: MMP) (“Magellan”) on July 25, 2023:

Employee FAQ

Last updated on July 24, 2023. New Q&As are numbers 28 through 37 regarding the definitive proxy filing.

We recognize that, during the time between the announcement of the transaction and the closing, there will be questions for which we don’t yet have answers. The below guidelines and FAQ provide the answers we have today. These FAQs are our attempt to best summarize relevant information, but ultimately relevant agreements (the merger agreement and benefit plan documents) will govern. Many decisions will be made as part of the integration planning process in the coming weeks and months. We will keep you updated as we move through this process and learn more.

Guidelines

DO	DON’T

●      Stay focused on your day-to-day-responsibilities

●      Continue to make progress on the projects we have underway

●      Forward inquiries from investors and analysts to Paula Farrell at paula.farrell@magellanlp.com and inquiries from the media or other outside parties to Bruce Heine at bruce.heine@magellanlp.com

●      Add to or change communications you receive in any way or forward materials externally as these materials have been approved by legal counsel

●      Post about the transaction on social media

●      Engage with ONEOK employees unless you are specifically asked to do so in connection with integration planning activities

FAQ

1.	Who is ONEOK?

●	ONEOK is a leading midstream service provider and owner of one of the nation’s premier natural gas liquids (NGL) and natural gas systems, as well as a member of the S&P 500 Index.

●	ONEOK’s NGL systems connect NGL supply in the Rocky Mountain, Mid-Continent and Permian regions to key market centers.

●	ONEOK is also based in Tulsa, and like Magellan, ONEOK is committed to safe, reliable and sustainable operations and focused on delivering exceptional service to our valued customers.

2.	When does the transaction close and what can I expect between now and then?

●	We expect to complete the transaction in the third quarter of 2023, subject to customary closing conditions, including the approvals of both Magellan unitholders and ONEOK shareholders and required regulatory approvals. Until then, we will continue to operate as separate companies, and it is business as usual.

●	The best thing you can do is remain focused on your day-to-day responsibilities and safely performing your job well.

3.	Should we continue to execute on the projects we have underway?

●	Yes! It’s important that we continue to make progress on the projects we have underway, including our Day One and related safety initiatives, our technology projects such as Linesight, SWIFT, AIM, and Cobalt, and our employee development work.

4.	What is the plan to integrate the organizations?

●	We will form an integration planning team with leaders from both ONEOK and Magellan.

●	This team will establish a plan to integrate our workforces, processes and systems and ensure a seamless transition for all of our stakeholders upon the completion of the transaction. The actual integration process will begin after closing.

5.	What does this announcement mean for Magellan employees?

●	Overall, this transaction is about creating a combined company with enhanced scale, resiliency and prospects for growth.

●	Our talented employees are one of the key reasons ONEOK pursued this transaction, and the combined company will draw upon the best talent available from both organizations.

●	We expect the larger, more diversified company will present new opportunities for career development.

●	Until the transaction closes, which we expect to occur in the third quarter of 2023, subject to customary closing conditions, including the approvals of both Magellan unitholders and ONEOK shareholders and required regulatory approvals, we will continue to operate as separate, independent companies, and it remains business as usual.

6.	How do our cultures compare?

●	Magellan and ONEOK share many important values. Like Magellan, ONEOK is committed to safe, reliable and sustainable operations and involvement in the communities where we all live and work. Like us, ONEOK prioritizes employee growth and development and treats employees well.

7.	What changes can we expect as a result of the combination? Will there be layoffs, organizational changes, compensation or benefits changes?

●	Until we complete the transaction, which we expect to occur in the third quarter of 2023, subject to customary closing conditions, including the approvals of both Magellan unitholders and ONEOK shareholders and required regulatory approvals, we are operating as separate companies, and there are no changes.

●	With any transaction of this type, there will be some overlap and redundancies, especially at the corporate level. The combined company will draw upon the best talent available from both organizations. We expect limited impact to field employees.

●	Like Magellan, ONEOK provides competitive compensation and benefits packages that recognize the value its employees provide.

●	Details on staffing and compensation and benefits will be worked out as part of the integration planning process, and we will keep you informed and communicate additional details as they become available.

8.	What representation will Magellan have on the combined company Board and leadership team?

●	Following the close of the transaction, Pierce Norton will continue to serve as chief executive officer of the combined company.

●	The combined company board will have one or two representatives from Magellan.

●	The combined company will draw upon the best talent available from both organizations.

9.	Are there any changes to compensation or benefits until the completion of the transaction?

●	All Magellan compensation and benefits practices will remain in place between now and close.

10.	How will compensation and benefits change for employees of Magellan once the companies are combined?

●	Annual base salary or wages, annual cash bonus target opportunity (excluding specific performance goal-based targets), and severance benefits are expected to be comparable to or better than current compensation for a period of at least one year following the completion of the transaction.

●	Employee benefits are expected to be comparable to current benefits programs or benefits programs available to similarly situated employees of ONEOK for a period of at least one year following the completion of the transaction.

●	ONEOK’s website provides additional details about the benefits plans offered to its employees.

●	For union employees, compensation and benefits will continue to be administered based on the terms of the collective bargaining agreement.

11.	What happens to my unused paid time off after the transaction close?

●	For non-union employees, any unused paid time off as of the effective closing date will be honored in full as a part of ONEOK in accordance with ONEOK’s policies. For union employees, paid time off will continue to accrue and be administered in accordance with the collective bargaining agreement.

●	For employees who terminate employment with Magellan prior to closing, unused paid time off will be paid out in one lump sum payment in your final paycheck in accordance with Magellan’s PTO Policy or the collective bargaining agreement, as applicable.

12.	Will I receive benefit credit for my years of service?

●	Yes. At the close of the transaction, all Magellan employees will receive full credit for their years of service at Magellan as it relates to ONEOK’s health and welfare benefits for active employees, including annual vacation allowances, disability benefits, service awards and severance benefits in the event of a qualifying termination, so long as it does not result in the duplication of benefits or coverage in the same period.

13.	Will I have any gap in healthcare coverage upon the completion of the transaction?

●	Magellan employees will be immediately eligible to participate in healthcare coverage at the time of closing.

14.	If I choose not to remain employed by ONEOK after closing or my employment is terminated following the completion of the transaction, will I immediately lose access to health coverage?

●	No. Terminated employees will be eligible to enroll in COBRA for benefits continuation for up to 18 months.

●	Employees who are severance eligible, who accept a severance agreement and who enroll in COBRA, will receive a subsidy for the first three months.

15.	If I choose not to remain employed by ONEOK after closing or my employment is terminated following the completion of the transaction and I am retirement eligible, will I still be eligible to enroll in the retiree medical plan?

●	Yes, ONEOK will honor the terms and conditions of Magellan’s current retiree medical and life benefits for terminated employees eligible for retiree medical benefits for at least two years following the completion of the transaction.

16.	Will we receive annual bonuses for 2023? How will these be calculated?

●	For all bonus-eligible employees who remain with the combined company (both Magellan and then ONEOK) through the end of the calendar year, 2023 bonus payments will be paid out in an amount consistent with Magellan’s AIP plan and at Magellan’s projected 2023 performance metrics as of the time of closing, if the closing occurs prior to year-end 2023, or at Magellan’s actual performance for 2023, if the closing does not occur prior to year end 2023.

●	Employees who are terminated without cause before the end of calendar year 2023, will receive a pro-rated annual bonus payment (also based on Magellan’s performance metrics as described above) aligned with the number of days they are employed for the year, so long as the amount is not duplicative with their severance arrangement.

●	If the transaction closes in 2023, all bonus payments will be made on or before March 15, 2024.

●	Should the transaction close in 2024 and employees remain employed with ONEOK through the end of the calendar year, bonus payments for 2024 will be pro-rated based on Magellan’s projected performance as of the effective time of closing and the remainder of the year will be pro-rated based on ONEOK’s bonus plan. All such bonus payments will be made on or before March 15, 2025.

●	If the transaction closes in 2024, Magellan employees who remain with the combined company and are terminated without cause during the 2024 calendar year, will receive a pro-rated annual bonus payment aligned with the number of days they are employed for the year, so long as the amount is not duplicative with their severance arrangement.

17.	Does Magellan have a severance pay plan?

●	Yes. For non-union employees, if an employee becomes entitled to severance benefits under the plan due to a termination of employment (without cause) that is due to a Change in Control event, and the employee accepts the terms of the severance agreement, the severance amount under the plan that becomes payable is calculated based on:

o	Two weeks of severance pay for each full, completed year of employment service, with a minimum 12 weeks of severance pay and a maximum of 52 weeks of severance pay. Severance pay is calculated based on your regular work week base wage or salary, as applicable, and does not include bonuses, overtime compensation or commissions.

o	Employees who have less than 1 full year of service will receive 2 weeks of severance pay.

o	Eligibility to elect health plan continuation under COBRA and if elected, the first three months are subsidized.

●	For union employees, severance benefits will be provided in accordance with the applicable collective bargaining agreement in effect at the time of severance.

18.	What happens to my 401(k) upon the completion of the transaction?

●	Any employee who joins the combined company will be eligible for enrollment in ONEOK’s 401(k) plan immediately upon the completion of the transaction and may rollover the Magellan 401(k) Plan benefit to the ONEOK 401(k) Plan, including any loans.

19.	What happens to our employee defined benefit pension plan?

●	While ONEOK has the right to freeze the Magellan salaried defined benefit pension plan to new entrants, ONEOK will continue to honor the employee defined benefit pension benefit plan for all participants who join the plan prior to the completion of the transaction.

●	The union pension plan will continue to be subject to the terms of the collective bargaining agreement.

●	You remain entitled to all pension benefits earned, your annuity pension benefit(s) payable at normal retirement age cannot be reduced and the pension benefit(s) are and will continue to be insured by the Pension Benefit Guaranty Corporation (PBGC).

●	Just as Magellan has already retained the right to make changes to the Magellan salaried pension plan, ONEOK will be able to make changes to the salaried pension benefit plan following the completion of the transaction so long as those changes are consistent with similar changes that they make to other similar plans maintained by ONEOK.

20.	Will the current union collective bargaining agreement continue?

●	Yes. Upon closing, the terms of the current union collective bargaining agreement will continue in effect.

21.	What will happen to the Magellan name and brand?

●	There are a number of details that will be worked out over the coming months as part of the integration planning process, including regarding the Magellan name and brand.

22.	Where will the combined company be headquartered? Will we maintain our offices and facilities outside of Tulsa?

●	The combined company will be headquartered in Tulsa.

●	Decisions regarding specific facility locations will be made as part of the integration planning process.

23.	Can I start talking to my counterparts at ONEOK now? If I know someone who works there, what am I able to say to them or not?

●	Until the completion of the transaction, for legal reasons, it is important that you do not engage with ONEOK employees unless you are specifically asked to do so in connection with integration planning activities. While we are permitted to plan for integration, we must continue to operate as separate companies until closing.

●	We look forward to creating opportunities for combined company employees to collaborate post-close.

24.	Can I post about the transaction on social media?

●	While you can retweet or share posts from Magellan’s company social channels, please do not post separately about this transaction on social media.

●	Any posts by employees regarding this transaction will likely need to be filed with the SEC.

●	If you have any questions about what content you can share on social media, please reference our Social Media Policy and reach out to Kristen Turley at Kristen.turley@magellanlp.com.

25.	What should I tell customers and suppliers who reach out about this announcement?

●	Our leaders are engaging with our key customers and suppliers directly.

●	They will tell customers and suppliers that we remain committed to working with them as we always have, and believe the increased scale, greater diversification and financial strength of the combined company will make us an even better service provider to them.

26.	What should I say if contacted by the media or an analyst or investor?

●	Consistent with company policy, do not respond, and immediately forward inquiries from investors and analysts to Paula Farrell at paula.farrell@magellanlp.com and inquiries from the media or other outside parties to Bruce Heine at bruce.heine@magellanlp.com.

27.	Who should I reach out to if I have additional questions?

●	If you have any additional questions, please feel free to reach out to your manager or HR.

●	Please keep in mind that it is early in the process, and we don’t have all of the answers today. We will keep you updated as decisions are made as part of the integration planning process.

Definitive Joint Proxy Filing

28.	What is a definitive proxy statement?

A proxy statement is a filing made with the U.S. Securities and Exchange Commission (SEC) in connection with a company’s shareholder vote. In our case, the proxy relates to ONEOK’s Special Meeting of Shareholders and Magellan’s Special Meeting of Unitholders to approve the pending transaction.

This document outlines background information on the negotiations and processes the ONEOK and Magellan Boards of Directors and management teams undertook, along with details regarding the upcoming special meetings and the record date.

29.	When and where will the special meeting take place?

The Magellan Special Meeting of Unitholders is scheduled to take place virtually at 10 a.m. CT September 21, 2023.

30.	Who is entitled to vote at the special meeting?

Magellan unitholders of record at the close of business on July 24, 2023 will be entitled to vote their units at the special meeting.

31.	What is a record date?

The record date is the cut-off date selected by Magellan to determine which Magellan unitholders are eligible to vote at the special meeting. The record date is July 24, 2023.

32.	What is a proxy solicitor?

A proxy solicitor is a specialist firm hired to help companies gather proxy votes from unitholders. Proxy solicitors proactively contact unitholders to explain proposals and encourage voting.

33.	How do I determine the number of votes I have?

Each Magellan unit has one vote. You may contact either of our proxy solicitors, Morrow Sodali, LLC by phone at 800-662-5200 or 203-658-9400 or by email at MMP@info.morrowsodali.com or MacKenzie Partners, Inc. by phone at 800-322-2885 or 212-929-5500 or by email at proxy@mackenziepartners.com, if you have additional questions.

34.	What proposals will I be asked to vote on at the special meeting?

We encourage all Magellan unitholders to vote “FOR” all of the proposals listed on our proxy card, including:

●	To consider and vote upon a proposal to approve the merger agreement, a copy of which is attached as Annex A to the joint proxy statement/prospectus (the “Merger Proposal”); and

●	To consider and vote upon a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Magellan GP’s named executive officers that is based on or otherwise relates to the merger (the “Non-Binding Advisory Compensation Proposal”).

35.	How may I submit my vote?

If your Magellan units are held in the name of a broker, bank, or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank, or other nominee. If you hold your Magellan units in your own name, submit a proxy to vote your Magellan units as promptly as possible by (i) visiting the internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. If you are a Magellan unitholder and have any questions or require assistance in voting your units, contact either of our proxy solicitors, Morrow Sodali, LLC by phone at 800-662-5200 or 203-658-9400 or by email at MMP@info.morrowsodali.com or MacKenzie Partners, Inc. by phone at 800-322-2885 or 212-929-5500 or by email at proxy@mackenziepartners.com.

36.	Is the transaction still expected to close in the third quarter 2023?

We remain on track to close the transaction in the third quarter 2023. The transaction will be completed once all closing conditions set out in the merger agreement, including the receipt of necessary ONEOK shareholder and Magellan unitholder approvals, and other closing conditions have been satisfied. View the integration overview for more information about transaction milestones.

INTEGRATION OVERVIEW

ONEOK | MAGELLAN MIDSTREAM PARTNERS, L.P.

Combining ONEOK and Magellan is a multistep process. Our work will be intentional, disciplined, organized and thoughtful to create a combined, new company. Here is a snapshot of the path ahead:

PHASE 1

Establishing the IMO and continuing with gathering information on the "as-is" state of both companies related to systems, processes and people for each of the IMO functional teams. This establishes the integration governance structure process in preparation for Phase 2. This is where we are today.

PHASE 2

Evaluating and deciding on the future processes and operating model and completing activities to prepare for implementation following close. This includes designing the future organizational structure for the combined company.

PHASE 3

Implementing the integration plan following completion of the merger. This phase begins at close and will continue for several months.

DAY 1 (Q3 2023)

PATH TO CLOSE: EXTERNAL ACTIVITIES

- Announcement Day (May 14)
- File joint preliminary proxy
- Expiration of waiting period under HSR Act
- File joint definitive proxy (includes important information for shareholders / unitholders to vote)
- Solicit votes for the transaction (ongoing)
- ONEOK shareholder and Magellan unitholder meetings to vote on the transaction (to be held on September 21, 2023)
- Transaction close

OUR COMMITMENTS

- Safety is the #1 priority
- Uninterrupted business operations and customer service
- Regular employee touchpoints
- Current integration information available at your fingertips: ONEOK and Magellan
- Open line of communication to raise questions:

ONEOK:
IntegrationQuestions@oneok.com

Magellan:
IntegrationQuestions@magellanlp.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that ONEOK, Inc. (NYSE: OKE) (“ONEOK”) or Magellan Midstream Partners, L.P. (NYSE: MMP) (“Magellan”) expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the proposed transaction between ONEOK and Magellan (the “Proposed Transaction”), the expected closing of the Proposed Transaction and the timing thereof and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities and anticipated future performance, including maintaining current ONEOK management, enhancements to investment-grade credit profile, an expected accretion to earnings and free cash flow, dividend payments and potential share repurchases, increase in value of tax attributes and expected impact on EBITDA. Information adjusted for the Proposed Transaction should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the risk that ONEOK’s and Magellan’s businesses will not be integrated successfully; the risk that cost savings, synergies and growth from the Proposed Transaction may not be fully realized or may take longer to realize than expected; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the possibility that shareholders of ONEOK may not approve the issuance of new shares of ONEOK common stock in the Proposed Transaction or that unitholders of Magellan may not approve the Proposed Transaction; the risk that a condition to closing of the Proposed Transaction may not be satisfied, that either party may terminate the merger agreement or that the closing of the Proposed Transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Proposed Transaction; the occurrence of any other event, change or other circumstances that could give rise to the termination of the merger agreement relating to the Proposed Transaction; the risk that ONEOK may not be able to secure the debt financing necessary to fund the cash consideration required for the Proposed Transaction; the risk that changes in ONEOK’s capital structure and governance could have adverse effects on the market value of its securities; the ability of ONEOK and Magellan to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on ONEOK’s and Magellan’s operating results and business generally; the risk the Proposed Transaction could distract management from ongoing business operations or cause ONEOK and/or Magellan to incur substantial costs; the risk of any litigation relating to the Proposed Transaction; the risk that ONEOK may be unable to reduce expenses or access financing or liquidity; the impact of the COVID-19 pandemic, any related economic downturn and any related substantial decline in commodity prices; the risk of changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond ONEOK’s or Magellan’s control, including those detailed in the joint proxy statement/prospectus (as defined below). All forward-looking statements are based on assumptions that ONEOK and Magellan believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither ONEOK nor Magellan undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Proposed Transaction, on July 25, 2023, ONEOK and Magellan each filed with the Securities and Exchange Commission (the “SEC”) a definitive joint proxy statement/prospectus (the “joint proxy statement/prospectus”), and each party will file other documents regarding the Proposed Transaction with the SEC. Each of ONEOK and Magellan commenced mailing copies of the joint proxy statement/prospectus to shareholders of ONEOK and unitholders of Magellan, respectively, on or about July 25, 2023. This communication is not a substitute for the joint proxy statement/prospectus or for any other document that ONEOK or Magellan has filed or may file in the future with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF ONEOK AND MAGELLAN ARE URGED TO CAREFULLY AND THOROUGHLY READ THE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO, AND OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED BY ONEOK AND MAGELLAN WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ONEOK AND MAGELLAN, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Investors can obtain free copies of the joint proxy statement/prospectus and other relevant documents filed by ONEOK and Magellan with the SEC through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by ONEOK, including the joint proxy statement/prospectus, are available free of charge from ONEOK’s website at www.oneok.com under the “Investors” tab. Copies of documents filed with the SEC by Magellan, including the joint proxy statement/prospectus, are available free of charge from Magellan’s website at www.magellanlp.com under the “Investors” tab.